Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the
Johnson Controls Building Efficiency Retirement Savings Plan/Account Level Employees:

We consent to the incorporation by reference in the Registration Statement of Johnson Controls International plc on Form S-8 (No. 333-213508) of our report dated June 28, 2017 on our audit of the financial statement of the Johnson Controls Building Efficiency Retirement Savings Plan/Account Level Employees Plan as of December 31, 2016, which report is included in this Annual Report on Form 11-K to be filed on or about June 22, 2018.

/s/ Coleman & Williams, Ltd.

Milwaukee, Wisconsin
June 22, 2018